Exhibit 10.21(c)
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS THIRD AMENDMENT (the “Third Amendment”) is entered into by and between William L. Walton (“you”) and Allied Capital Corporation, a Maryland corporation (the “Company”), on February 26, 2009. This Third Amendment shall be effective for all purposes as of March 3, 2009 (the “Effective Date”).
     WHEREAS, you and the Company entered into an employment agreement effective as of January 1, 2004 (“Employment Agreement”);
     WHEREAS, the Employment Agreement was amended effective March 29, 2007 (the “First Amendment”) to comply with Section 409A of the Internal Revenue Code of 1986 and address other related tax issues;
     WHEREAS, the Employment Agreement was amended a second time effective December 15, 2008 (the “Second Amendment”) primarily to address issues relating to Section 409A and other related issues;
     WHEREAS, the Employment Agreement, the First Amendment and the Second Amendment shall be referred to collectively as the “2008 Employment Agreement;”
     WHEREAS, the parties are now amending the 2008 Employment Agreement at your request to change your position under that agreement from the Chief Executive Officer to Chairman of the Board of Directors;
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending legally and equitably to be bound, hereby amend the 2008 Employment Agreement as follows:
1. You and the Company hereby delete in its entirety Section 1(a) of the 2008 Employment Agreement and substitute the following language in its place:
(a) Position. The Company agrees to employ you as Chairman of the Board of Directors of the Company throughout the Term (as defined below). You shall report directly to the Board of Directors of the Company (the “Board”).
2. You and the Company hereby delete in its entirety Section 3(a) of the 2008 Employment Agreement and substitute the following language in its place:
(a) Base Compensation. You will be entitled to receive base compensation (“Base Compensation”) during the Term. As of March 3, 2009, your Base Compensation shall be at the annual rate of One Million One Hundred Thousand Dollars ($1,100,000). During the Term, on or about February 1st of any year after 2009, the Compensation Committee of the Board (the “Compensation Committee”) will review and may increase (but not decrease) your Base Compensation. Such review shall be in accordance with criteria to be determined in the sole discretion of the Compensation

Committee after consideration of the compensation levels of executives at other similarly situated New York Stock Exchange-listed companies and appropriate consultation with you. Your Base Compensation shall be paid in equal biweekly installments, less deductions required by law.
3. You and the Company hereby delete in its entirety Section 5(b)(iii) of the 2008 Employment Agreement and substitute the following language in its place:
(iii) you cease to be the Chairman of the Board of Directors.
4. Change in Position. As of the Effective Date set forth above, you shall cease to be the Company’s Chief Executive Officer.
5. Waiver and Release. The Employment Agreement, the First Amendment, the Second Amendment and the Third Amendment shall be referred to collectively as the “2009 Employment Agreement.” You hereby forever waive and release any claim that the changes made in this Third Amendment constitute “Good Reason” under Section 5(b) of the 2008 Employment Agreement. You further hereby forever waive and release any claim that the changes made in this Third Amendment constitute “Good Reason” under Section 5(b) of the 2009 Employment Agreement.
6. Knowing and Voluntary. Each party has read and fully understands this Third Amendment and has consulted with counsel of its own choosing before entering into this Third Amendment. Each party has had a reasonable time to consider this Third Amendment and is entering into it knowingly and voluntarily without any duress or coercion.
7. Complete Agreement. This Third Amendment constitutes the entire agreement between you and the Company regarding the amendment of Sections 1(a), 3(a), and 5(b)(iii) of the 2008 Employment Agreement and supersedes all prior agreements and understandings between you and the Company regarding Sections 1(a), 3(a), and 5(b)(iii) of the 2008 Employment Agreement. In making this Third Amendment, the parties warrant that they did not rely on any representations or statements other than those contained in this Third Amendment. This Third Amendment may not be amended except by an instrument in writing signed by you and by the Chair of Company’s Compensation Committee on behalf of the Company.
8. Conflict of Terms. In the event of a conflict or inconsistency between the 2008 Employment Agreement and this Third Amendment, this Third Amendment shall control and govern the rights and obligations of the parties.
9. Construction. In the event an ambiguity or question of intent or interpretation arises, this Third Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Third Amendment.

10. Execution. This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Third Amendment may be executed by facsimile signatures.
IN WITNESS WHEREOF, each of the parties has executed this Third Amendment, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

ALLIED CAPITAL CORPORATION

/s/ William L. Walton	BY:	/s/ Anthony T. Garcia
William L. Walton	Anthony T. Garcia
Compensation Committee Chair

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